EXHIBIT 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2012 by and between Paul A. Maisch ( “Executive”) and Provident Bank and its parent Provident New York Bancorp (together, the “Company”). The Company and Executive are sometimes referred to collectively herein as “the Parties” and individually herein as “Party”.

WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement dated as of December 8, 2008 (“Employment Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement providing for Executive’s resignation from employment by the Company effective January 9, 2012 (“Resignation Date”);

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, as settlement of any claims to compensation Executive might have with respect to his separation of employment, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1. Executive hereby resigns from employment by the Company as of the Resignation Date, and from and after the Resignation Date, Executive will not hold himself out to any person or entity as being an employee, officer, director, representative, or agent of the Company.

2. For the two week period immediately following the Resignation Date, Executive shall be available at to provide up to 40 hours per week of such consulting services as the Company may request. The Company shall pay Executive an hourly rate of $135 for any such consulting services.

3. Provided that this Agreement becomes effective pursuant to paragraph 6 below, and further provided that Executive complies with the terms of this Agreement, Executive shall receive the following compensation and benefits:

(a) Executive will be paid for his accrued but unused vacation in the amount of $5,069.25 (less applicable withholding).

(b) Should Executive timely elect health insurance continuation benefits under the Company’s group health plans pursuant to COBRA for the first twelve months following the Resignation Date, the Company shall pay required COBRA premiums [(other than with respect to any continued flexible spending account coverage elected by Executive)]. Thereafter, Executive shall be solely responsible for making any COBRA premium payments for subsequent months. In the event that the Company determines, in its discretion, that payment of Executive’s COBRA premiums may result in a violation of applicable law or the imposition of any penalties under applicable law, the Company may terminate any further payment of such premiums and instead pay to Executive a lump sum amount, in cash, equal to the remaining premiums that would otherwise have been paid by the Company, as determined by the Company in it is discretion.

(c) For the one year period following the Resignation Date, the Company will continue to pay for and provide Executive with life insurance coverage at the same level as in effect for Executive immediately prior to the Effective Date,

(d) The Company shall pay to Executive a lump sum payment equal to the sum of (i) $263,600 (less applicable withholding), which represents one year of Executive’s most recent base salary for employment by the Company, and (ii) $65,000 (less applicable withholding), which represents the average of Executive’ two most recent bonuses (collectively, the “Separation Payment”). The Separation Payment will be made on June 11, 2012.

(e) The Company hereby releases Executive from his obligations under Section 11(a)(ii) of the Employment Agreement effective January 23, 2012. The Company will not contest Executive’s application for unemployment benefits.

(f) Except as provided for in this paragraph 3, Executive shall have no right to receive any other compensation, benefits, or other consideration under this Agreement or otherwise.

4. In exchange for the consideration provided for in this Agreement, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested retirement benefits of Executive under Company’s tax-qualified plans); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (hereinafter “ADEA”), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (hereinafter “ADA”), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment or contacts, with Company or any other of the Released Parties.

5. To the extent permitted by law, Executive agrees that he will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

6. Older Workers Benefit Protection Act /ADEA Waiver:

(a) Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

(b) Executive acknowledges that he has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c) Executive further acknowledges that he may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d) The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.

7. Executive shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including any such materials that may be at Executive’s home.

8. Executive agrees that he will not publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about the Company or any of its officers, directors, employees, or agents. The Company agrees to instruct its directors, officers, and senior management not to publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about Executive. [In the event that a prospective employer of Executive’s contacts the Company, the Company shall respond by providing only Executive’s dates of employment, title, last salary, and stating that he resigned to pursue other opportunities.

9. This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents. This Agreement shall not in any way be construed as an admission by Executive of any acts of unlawful conduct, wrongdoing or discrimination against the Company, and Executive specifically disclaims any liability to Company on the part of himself or his agents.

10. This Agreement shall be binding upon Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company, and its representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company’s assigns and shall inure to the benefit of Executive and his heirs, administrators, representatives, executors, successors, and assigns.

11. This Agreement sets forth the entire agreement between the Company and Executive and, except as expressly provided for in this Agreement, fully supersedes any and all prior agreements or understandings between the Company and Executive pertaining to the subject matter hereof, except that Sections 10, 11(a)(i), 11(a)(iii), 11(b), and 11(c) of the Employment Agreement shall remain in full force and effect. In reaching this Agreement, neither the Company nor Executive has relied upon any representation or promise except those set forth herein. If any provision, or portion of a provision, of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein. The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

12. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

13. This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles, and Executive consents to venue and exclusive personal jurisdiction in the state and federal courts of the State of New York for any proceeding arising out of or relating to this Agreement.

14. Executive acknowledges that he has read each and every section of this Agreement and that he understands his rights and obligations under this Agreement. Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and that Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

15. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.

Paul A. Maisch

By:	/s/ Paul A. Maisch	Date: January 9, 2012

Provident New York Bancorp

By:	/s/ Jack Kopnisky	Date: January 9, 2012

Provident Bank

By:	/s/ Jack Kopnisky	Date: January 9, 2012

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